--------------------------------------------------------------------------------
                                                                  Exhibit 4 (iv)
                                                                  NEL-398-97

Endorsement: Tax-Sheltered Annuity Endorsement To Qualify the Contract under
             Section 403(b) of the Internal Revenue Code of 1986 ("the Code")


1.  PROVISIONS FOR CERTAIN QUALIFIED PLAN CONTRACTS

    In order to comply with provisions of the Internal Revenue Code, the terms of this endorsement shall amend the Contract and override all conflicting provisions of the Contract. It shall be effective as of the Date of Issue of the Contract for Contracts intended to qualify under the Code Section 403(b).

2.  RESTRICTION ON TRANSFERABILITY

    This Contract is for the exclusive benefit of the Annuitant and his/her beneficiaries. It is not transferable by the Owner, and the Owner's interest in the Contract is nonforfeitable. The Owner of the Contract is the Annuitant.

    Except for contract loans permitted under Code Section 72(p) and Section 5 of this Endorsement, the Contract may not be sold, assigned, discounted, or pledged as collateral or as security for the performance of an obligation or for any other purpose, pursuant to Code Sections 401(a) and 403(b).

3.  LIMIT ON CONTRIBUTIONS

    Premiums, contributions or purchase payments under this Contract and all other Section 403(b) policies issued to the same Owner may not exceed the limitations in Code Sections 403(b)(2), 415 or the limitations of Code
    Section 402(g) that apply to salary reduction elective deferrals under this Contract and all other contracts and plans through your employer. The Company will also accept purchase payments resulting from eligible rollover distributions under Code Sections 403(b)(8) and 408(d)(3)(A)(iii) and transfers from other tax-sheltered annuities in accordance with Rev. Rul. 90-24.

4.  PAYMENTS PRIOR TO AGE 59 1/2

    Salary reduction elective deferral premiums, contributions or purchase payments after 1988 and the earnings credited to those payments cannot be withdrawn until the Owner attains age 59 1/2, retires, terminates employment, becomes disabled, encounters financial hardship or dies. This restriction also applies to earnings after 1988 on amounts attributable to pre-1989 elective deferral premiums, contributions or purchase payments. We are required by Code Section 403(b)(11) to prohibit these withdrawals.

    To the extent that we are required to apply the withdrawal restrictions of the Code Section 403(b)(7)(A)(ii) to balances transferred on a non-taxable basis into this Contract, we will do so.

    "Disabled" means there is a medically determinable disability of such a nature that the Owner is unable to engage in any substantial gainful activity and that can be expected to result in death or be of long, continued and indefinite duration.

    Any request for withdrawal will be approved upon evidence that the withdrawal satisfies applicable requirements of law or regulations.

    In the case of financial hardship withdrawals will not include any earnings on the contributions, purchase payments and premiums made through salary reductions.

--------------------------------------------------------------------------------

5. CONTRACT LOANS

   If your Contract permits loans, the following rules apply. Contract Loans must be repaid within 5 years from the date of the loan. Such repayment must be on a level basis over the 5-year period with repayments being made at least monthly. If the Contract Loan is made to acquire a dwelling unit which is to be used within a reasonable time as the principal residence of the Owner, it must be repaid within a reasonable time but not limited to 5 years.

   Such Contract Loan shall not exceed the lesser of (a) or (b), where (a) equals $50,000 less the excess (if any) of (i) the highest outstanding loan balance during the one year period ending on the day before such loan is made over (ii) the outstanding loan balance on the date such loan is made and (b) equals the greater of (i) 50% of the Contract Value or (ii) $10,000.

   Notwithstanding anything else in this contract to the contrary, the terms of the loan are governed by Section 72(p) of the Code and any rules and regulations issued thereunder.

6. DISTRIBUTION OF OWNER'S INTEREST

   The Owner's entire interest in this Contract attributable to post-1986 premiums, purchase payments and contributions and post-1986 earnings (whether attributable to those premiums, purchase payments and contributions) will be distributed or commence to be distributed, no later than the required beginning date. Distribution will be made in equal or substantially equal amounts, over (a) the life of the Owner, or the lives of the Owner and the designated beneficiary, or (b) a period not extending beyond the life expectancy of the Owner, or the joint and last survivor life expectancy of the Owner and the designated beneficiary.

   Annuity Payments must be made in periodic payments at intervals no longer than one year. In addition, payments must be either non-increasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations.

   Life expectancy and joint and last survivor expectancy are computed by use of the return multiples contained in Section 1.72-9 of the Income Tax Regulations. Life expectancies may be recalculated annually, except that the life expectancy of a non-spouse beneficiary may not be recalculated, instead life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the beneficiary attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one year for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

   If you attained age 70 1/2 before January 1, 1988, or if you are a participant in a church or governmental plan, you do not have to start to receive your account balance until April 1 of the calendar year following the year in which you retire.

   For taxable years beginning after December 31, 1996 (except in the case of a 5% or more owner of the employer), distributions do not have to begin until April 1 of the calendar year following the later of (i) the calendar year in which you attain age 70 1/2, or (ii) if your plan permits, the calendar year in which you retire.

--------------------------------------------------------------------------------

7. DISTRIBUTION UPON OWNER'S DEATH

   If the Owner dies before the entire interest in this Contract is distributed, the following distribution provisions shall apply:

   1. If the Owner dies after distribution of the Owner's interest has commenced the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Owner's death.

   2. If the Owner dies before distribution of the Owner's interest commences, the Owner's entire interest will be distributed in accordance with one of the following three provisions:

      a. The Owner's entire interest will be paid by December 31 of the calendar year containing the fifth anniversary of the Owner's death.

      b. If the Owner's interest is payable to a designated beneficiary who is not the Owner's spouse and the Owner has not elected (a) above, then the Owner's entire interest may be distributed in substantially equal installments over the life of the designated beneficiary or a period not extending beyond the life expectancy of the designated beneficiary on or before December 31 of the calendar year immediately following the calendar year in which the Owner died.

      c. If the designated beneficiary of the Owner is the Owner's surviving spouse, the spouse may elect to receive equal or substantially equal payments over the life of the spouse or over a period not extending beyond the life expectancy of the surviving spouse. Such distribution shall not be required earlier than the later of (1) December 31 of the calendar year immediately following the calendar year in which the Owner died or (2) December 31 of the calendar year in which the Owner would have attained age 70 1/2. Such election must be made no later than the earlier of December 31 of the calendar year containing the fifth anniversary of the Owner's death or the date distributions are required to begin pursuant to the preceding sentence.

8. SPECIAL RULES FOR DISTRIBUTION OF OWNER'S INTEREST AND FOR DISTRIBUTIONS UPON OWNER'S DEATH

   A. For the purposes of the above, payments will be calculated by the use of the return multiples specified in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Owner's death, the surviving spouse may elect to have life expectancies recalculated annually. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one year for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

   B. Distribution thereunder shall be made in accordance with the requirements of Code Section 401(a)(9), and the regulations thereunder, including the incidental death benefit requirements of Code Section 401 (a)(9)(G), and the regulations thereunder, including the minimum distribution incidental benefit requirement, and Section 1.401(a)(9)-2 of the proposed regulations.

   C. Distributions under this section are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the proposed regulations.

   D. Minimum distribution requirements may be satisfied by receiving a distribution from one Tax Sheltered Annuity that is equal to the amount required to satisfy the minimum distribution requirements for two or more Tax Sheltered Annuities. For this purpose, the owner of two or more Tax Sheltered Annuities may use the alternative method described in Notice 88-38, 1988-1, C.B. 524, to satisfy the minimum distribution requirements described above.

--------------------------------------------------------------------------------

9. ELIGIBLE ROLLOVER DISTRIBUTIONS

   For distributions made after 1992, notwithstanding any provision of this certificate to the contrary that would otherwise limit an election under this provision, you (or your surviving spouse or former spouse who is an alternate payee under a qualified domestic relations order, as defined in Code Section 414(p)), hereinafter referred to as distributee, may elect at the time and in the manner prescribed by us as payor (and if applicable, the Plan Administrator) to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan you specify in a direct rollover. A direct rollover is a payment of an eligible rollover distribution under this certificate to the eligible retirement plan specified by the distributee. An eligible rollover distribution from this certificate is the taxable portion of any distribution to you, except that an eligible rollover distribution does not include the following: (a) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy of the distributee or the joint lives or joint life expectancies) of the distributee and his or her beneficiary;
   (b) any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) for a specified period of 10 years or more; (c) any distribution to the extent such distribution is required under Code Section 401(a)(9); or (d) the portion of any distribution that is not includible in gross income. An eligible retirement plan is an individual retirement account as described in Code Section 408(a), an individual retirement annuity as described in Code Section 408(b), a tax-sheltered annuity as described in Code Section 403(b), that accepts your eligible rollover distribution. However, in the case of an eligible rollover distribution to your surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity.

This endorsement shall be interpreted and administered in accordance with the requirements of Code Section 403(b). If the terms of this endorsement conflict with the terms of the plan, where not prohibited by the Code or regulations thereunder, the terms of the plan shall govern.

In order to preserve the status of your policy as a Section 403(b) annuity, we have the right to amend it to make it comply with federal income tax rules. We will notify you of any amendments and when required by law, we will obtain the approval of the appropriate regulatory authority.

You are responsible for the tax treatment of any contributions, withdrawals and distributions made from the Contract, and you must provide the Company with all necessary instructions and information as may be required to report properly on the qualified status of the Contract.

The Company will refund all or part of your account balance if necessary to maintain your Contract as a 403(b) annuity. To the extent otherwise permitted by your plan, we may also, where necessary to maintain your Contract as a 403(b) annuity, treat contributions as after-tax employee contributions.

NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts


/s/ Robert Shufto                                      /s/ David D. Jordan
President                                              Secretary

--------------------------------------------------------------------------------
                                                                      NEL-439-98

SIMPLE INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT


1.  PURPOSE

    This endorsement is attached to and made a part of your annuity contract. It is intended to conform the contract to the provisions of the Internal Revenue Code ("Code"), for a SIMPLE IRA. If there is a conflict between the terms of the contract and the terms of this endorsement, the endorsement controls.

2.  EXCLUSIVE BENEFIT

    This Contract is established for the exclusive benefit of you, the Owner or your beneficiaries. Your interest is nonforfeitable and the contract is nontransferable by you.

3.  CONTRIBUTIONS

    This SIMPLE IRA will accept only cash contributions made on behalf of a participant (you) pursuant to the terms of a SIMPLE IRA Plan described in
    Section 408(p) of the Code. A rollover contribution or a transfer of assets from another of your SIMPLE IRAs will also be accepted subject to the provisions of Section 6. No other contributions will be accepted.

    If contributions made on your behalf pursuant to a SIMPLE IRA Plan maintained by your employer are received directly by us from the employer, we will provide the employer with the summary description required by
    Section 408(1)(2) of the Code.

4.  DISTRIBUTIONS

    The entire interest of the individual for whose benefit the contract is maintained (Owner) will be distributed or commence to be distributed, no later than the first day of April following the calendar year in which such individual attains age 70 1/2 (required beginning date), over (a) the life of such individual, or the lives of such individual and his or her designated beneficiary, or (b) a period certain not extending beyond the life expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.40(a)(9)-1 of the Proposed Income Tax Regulations.

    All distributions made hereunder shall be made in accordance with the requirements of Section 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations.

    Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the individual by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the individual and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains age 70 1/2 and payments of subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

5.  (a) DISTRIBUTIONS BEGINNING BEFORE DEATH.

    If the Owner dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the individual's death.

    (b) DISTRIBUTIONS BEGINNING AFTER DEATH.

    If the Owner dies before distribution of his or her interest begins, distribution of the Owner's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversary of the individual's death except to the extent that an election is made to receive distributions in accordance with (1) or (2) below:

    (1) If the Owner's interest is payable to a designated beneficiary, then the entire interest of the Owner may be distributed over the life or over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died.

--------------------------------------------------------------------------------

   (2) If the designated beneficiary is the Owner's surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the Owner died or (B) December 31 of the calendar year in which the Owner would have attained age 70 1/2.

   (3) If the designated beneficiary is the Owner's surviving spouse, the spouse may treat the contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the contract, or fails to elect any of the above provisions.

   (c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

   (d) Distributions under this section are considered to have begun if distributions are made on account of the Owner reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Regulations.

6. TRANSFERS AND ROLLOVERS

   Prior to the expiration of the 2-year period beginning on the date you first participated in any SIMPLE IRA Plan maintained by your employer, any rollover or transfer by you of funds from this SIMPLE IRA must be made to another of your SIMPLE IRAs. Any distribution of funds to you during this 2-year period may be subject to a 25-percent additional tax if you do not roll over the amount distributed into a SIMPLE IRA. After the expiration of this 2-year period, you may roll over or transfer funds to any of your IRAs that are qualified under Section 408(a), (b), or (p) of the Code.

7. NO DESIGNATED FINANCIAL INSTITUTION

   The contract may not be used by a trustee, custodian or issuer that is a designated financial institution within the meaning of Section 408(p)(7) of the Code.

8. ANNUAL REPORTS

   The Company will furnish annual calendar year reports concerning the status of this Contract.

9. AMENDMENTS

   In order to continue to qualify this Contract under Section 408 of the Code, the Company can amend this Endorsement to reflect changes in the provisions of the Code and related regulations by sending an amendment to the Owner.

NEW ENGLAND LIFE INSURANCE COMPANY
501 Boylston Street, Boston, Massachusetts



/s/ /Robert A. Shufto                      David D, Jordan
President                                  Secretary

                                                                         VE-6-94

Endorsement

As of the Endorsement Date the following provision is added to the Contract Value section, if the Covered Person meets the Company's underwriting requirements.

"Waiver of Contingent Deferred Sales Charge
The Company will waive any Contingent Deferred Sales Charge upon full or partial surrender of the Contract if:

     (a) The Covered Person has a medical condition that is expected to result in death within six months; or

     (b) The Covered Person has been confined to an Eligible Nursing Home for at least 90 days and is expected to stay there until death; or

     (c) The Covered Person is less than age 65, became permanently and totally disabled since the Date of Issue of this Contract and is receiving disability benefits from the Social Security Administration.

A Covered Person must be less than age 65 on the Date of Issue of this Contract and is: an Owner of the Contract, if the Owner is a person and was an Owner on the Date of Issue of this Contract; or the Annuitant, if the Owner is not a person.

An Eligible Nursing Home is an institution or special nursing unit of a hospital: which is located in the United States of America; and which meets at least one of the following requirements.

 .    It is Medicare approved as a provider of skilled nursing care services; or

 .    It is licensed as a skilled nursing home or as an intermediate care facility by the state in which it is located; or

 .    It meets all the requirements listed below:

     a.   It is licensed as a nursing home by the state in which it is located;

     b. Its main function is to provide skilled, intermediate or custodial nursing care;

     c. It is engaged in providing continuous room and board accommodations to three or more persons;

     d. It is under the supervision of a registered nurse or licensed practical nurse;

     e.   It maintains a daily medical record of each patient; and

     f.   It maintains control and records for all medications dispensed.


Endorsement Date: Date of Issue

Institutions which primarily provide residential facilities are not Eligible Nursing Homes.

If you are requesting a waiver of the Contingent Deferred Sales Charge under
(a), you must provide the Company with: certification signed by a licensed medical doctor that the Covered Person has a medical condition that is expected to result in death within six months; and any other information needed by the Company to process your request. The Company may require a second opinion by a licensed medical doctor chosen by the Company, at the Company's expense and at a place convenient to the Covered Person who is terminally ill.

If you are requesting a waiver of the Contingent Deferred Sales Charge under (b) you must provide the Company with: certification signed by a licensed medical doctor that the Covered Person is expected to remain in the nursing home until death; and any other information needed by the Company to process your request. The certification must be supported by evidence satisfactory to the Company. The Company may require a second opinion by a licensed medical doctor chosen by the Company, at the Company's expense arid at a place convenient to the Covered Person who is in the nursing home."


New England Variable Life insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts

Robert A. Shafto        H. James Wilson
/s/                     /s/
President               Secretary

                                                                         VE-7-94

Endorsement

As of the Date of Issue of this Contract, the following change is made to the Death Proceeds provision:

"On the Date of Issue the Minimum Guaranteed Death Benefit is equal to the greater of: the purchase payment made for this Contract as a result of the Exchange from a New England Mutual Life Insurance Company variable annuity contract: and the total net payments made on the contract being Exchanged less any partial surrenders from that contract. Thereafter, the Minimum Guaranteed Death Benefit will be: increased by additional purchase payments made; and decreased by the percentage of any Contract Value surrendered."

is substituted for

"On the date the first purchase payment for the Contract is received, the Minimum Guaranteed Death Benefit is equal to the purchase payment. Thereafter, the Minimum Guaranteed Death Benefit will be: increased by any purchase payment made; and decreased by the percentage of any Contract Value surrendered."


New England Variable Life Insurance Company
Administrative Office:
501 Boylston Street, Boston, Massachusetts

Robert A. Shafto                H. James Wilsom
/s/                             /s/
President                       Secretary

------------------------------------------------------------------------------
                                                                     VE-18-98-LI
Endorsement

As of the Endorsement Date the following changes are made to the Contract.

The following provision is added to the Contract:

CONTRACT LOANS

CONTRACT LOANS

     As provided for under Section 72(p) of the Internal Revenue Code ("Code"), as amended, and other sections of the Code which may apply, loans may be made from a qualified employer plan without realizing a taxable distribution, subject to some limitations. Therefore, after the Right to Return the Contract period and before the Maturity Date, unless the Contract is continued under a Payment Option or is continued under the Continuation provision, you can borrow part of the Contract Value by written request to the Company:

-    If the Contract is in force under a Plan which meets the requirements of
     Section 403(b) of the Code; and

-    If the Plan allows loans; and

-    If there is no existing Contract Loan Balance; and

-    Subject to the Limitations on Contract Loans provision below.

     The Company reserves the right to amend this endorsement in the event of a change in the laws or regulations relating to the treatment of loans. The Company will notify you in writing of any amendment required.

     The Contract Loan provision is not intended to satisfy the requirements of the Employee Retirement Income Security Act of 1974 (ERISA) relating to Plan Participant Loans. It is the responsibility of the Plan Trustee of ERISA plans to satisfy those requirements.

     Contract Loans are made on the sole security of the Contract. Contract Loans will reduce the Contract's share of the sub-accounts and of the Fixed Accounts proportionately, unless you request otherwise. Assets equal to the amount of the Loan:

- Will be transferred to a Loan Collateral Account and held in the general investment account of the Company; and

-    Will earn interest at the effective rate of 4 1/2% per year.

Endorsement Date:  Date of Issue

     This interest will be credited to the sub-accounts and to the Fixed Account in the same proportion as net purchase payments are being allocated to the sub-accounts and to the Fixed Account: each year on the contract anniversary; and on the date the Contract Loan is repaid in full.

     Contract Loans, whether or not repaid, can have a permanent effect on Contract Values and Death Proceeds.

LOAN VALUE

     The Loan Value of the Contract is the amount which, with loan interest, will equal 90% of the Contract Value projected to the next loan interest due date, with interest at a rate equivalent to 4 1/2% per year. (See Limitations on Contract Loans below.)

LIMITATIONS ON CONTRACT LOANS

     The minimum loan available is $500.

     The amount of the loan, when added to the outstanding loan balance of all other loans, whenever made, from all other plans of the same employer, must not exceed:

- $50,000 reduced by the excess of the highest outstanding balance of loans under such plans during the one year period, ending on the day before the date on which the loan is made, over the outstanding balance of loans under such plans on the date the loan is made; or, if less

- The greater of $10,000 or one-half of the current value of the nonforfeitable accrued benefit under the plan; or, if less

-    The Loan Value of the Contract.

     The total of the Contract's share of the sub-accounts and the Fixed Account immediately after a loan is made must be at least equal to the Company's published minimum.

INTEREST ON LOANS; CONTRACT LOAN BALANCE

     Contract Loans accrue interest at the rate of 6 1/2% per year. Interest accrues daily. The Contract Loan Balance at any time means Contract Loans outstanding plus loan interest accrued to date. Loan interest is due as provided in the Repayment of Loans provision. Loan interest not paid when due will reduce the Contract's share of the sub-accounts and of the Fixed Account proportionately.

REPAYMENT OF LOANS

     Contract Loans must be repaid to the Company before the Maturity Date: and by April 1 of the year following the year in which the Annuitant attains age 70 1/2; and: within 20 years if the loan is used to purchase your principal residence; otherwise, within five years.

     The Contract Loan, with interest, must be repaid on a monthly basis and on a schedule set by the Company. Each monthly scheduled payment will be applied first to reduce the accrued loan interest and then to reduce the Contract Loan. Any amount paid in excess of the monthly scheduled payment will be applied to reduce the Contract Loan.

     If an amount equal to or greater than the full monthly scheduled payment is not received by the Company at its Home Office no later than 15 days after the scheduled due date of the payment, or in the event of a default as defined below:

- If the Annuitant is at least age 59 1/2, the Company reserves the right to make a partial surrender of this Contract in an amount equal to the unpaid scheduled payment plus any Contingent Deferred Sales Charge and any State Premium Tax Charge as a result of the surrender and to pay the scheduled payment with the proceeds. However, if a partial surrender for the amount described above is not available (see Surrender of the Contract provision): the Company reserves the right to make a full surrender; and the surrender proceeds will be used to pay the unpaid scheduled payments or, in the case of default, the Contract Loan Balance; and the Contract will terminate; and

- If the Annuitant is not yet age 59 1/2, the Company reserves the right to make a partial surrender of this Contract from the portion of the Contract Value attributable to pre-1989 purchase payments in an amount equal to the unpaid scheduled payment plus any Contingent Deferred Sales Charge and any State Premium Tax Charge as a result of the surrender and to pay the scheduled payment with the proceeds. If the full unpaid scheduled payment cannot be paid using this method, the Company reserves the right to report a taxable deemed distribution currently and to make a partial surrender of this Contract at the earliest of the Annuitant's disability and attainment of age 59 1/2 and to pay the scheduled payment with the proceeds. The amount of the partial surrender will be equal to: the unpaid scheduled payment; plus any Contingent Deferred Sales Charge and any State Premium Tax Charge as a result of the surrender and if allowed by the Code, the loan interest accrued on the amount of the scheduled payment from the date the payment was made to the date the partial surrender is made. However, if a partial surrender is not available (see Surrender of the Contract provision) upon the occurrence of the earliest of these events: the Company reserves the right to make a full surrender; and the surrender proceeds will be used to pay the unpaid scheduled payments; and the Contract will terminate. Also, in the case of default, the Company reserves the right to make a full surrender; and the surrender proceeds will be used to pay the Contract Loan Balance; and the Contract will terminate.

     The entire Contract Loan Balance is in default and becomes due immediately upon the earliest of:

- The third consecutive monthly scheduled payment remaining unpaid at the end of the 15 day period described above;

- The fifth partial surrender made to pay an overdue monthly scheduled payment;

- The insolvency of the Owner or the institution of any proceeding under the Bankruptcy Code by or against the Owner;

-    Surrender of the Contract; and

- Termination of the Contract because the Contract Loan Balance exceeds the Contract Value.

     The monthly scheduled payment will be allocated in the same proportion as the Contract Loan reduced the Contract's share of the sub-accounts and of the Fixed Account, unless the Company consents to a different allocation. Any amount paid in excess of the monthly scheduled payment will be allocated in the same proportion as the Contract Loan reduced the Contract's share of the sub-accounts and of the Fixed Account, except that the portion which would have been allocated to the Fixed Account will be allocated to the Money Market sub-account if:

-    Payments to the Fixed Account are being restricted by the Company; or

- The payment is received by the Company within 180 days from the date of any transfer out of or any loan made from the Fixed Account.

     The rate of interest for each loan repayment applied to the Fixed Account will be equal to at least the lesser of: the rate the borrowed money was receiving before the loan was made from the Fixed Account; and the rate set by the Company in advance for the date of repayment.

     A Contract Loan is a charge against the Contract. Any Contract Loan Balance will be deducted from the payment of the proceeds of the Contract.

     If the Contract Loan Balance at any time exceeds the Contract Value, the Company will mail a notice to you and to any assignee. The notice will be mailed to the addresses on record with the Company. If the excess amount is not paid to the Company within 31 days after mailing of the notice, the Contract will be canceled.

     The following provision is added to the Contract section:

POSTPONEMENT OF CONTRACT LOANS FROM THE FIXED ACCOUNT

     The Company can postpone the making of any Contract Loan from the Fixed Account for six months from the date you apply.

     The following is substituted for the first paragraph of the Contract Value provision of the Contract Value section:

     On or before the Maturity Date and while the Contract is in force other than under a Payment Option, the Contract Value is equal to: the number of Accumulation Units standing to the credit of the Contract multiplied by the applicable Accumulation Unit Value; plus the Contract's value in the Fixed Account; plus any amount held for the Contract in a Loan Collateral Account.

     The following is substituted for the last sentence of the Annual Fees provision of the Contract Value section:

     The fee will not be charged against the Fixed Account or the Loan Collateral Account.

     The following is substituted for the Surrender of the Contract provision of the Contract Value section:

SURRENDER OF THE CONTRACT

     While the Contract is in force other than under a Payment Option, you can surrender the Contract at any time prior to the Maturity Date by notice to the Company in writing. Upon surrender, the Contract will terminate. The Surrender Proceeds will be equal to: the Contract Value as of the Surrender Date; less any Administration Fee; less any Contingent Deferred Sales Charge; less any State Premium Tax Charge; and less any Contract Loan Balance. Unless a later date is specified in the request (see Payment of Benefits, Section 8), the Surrender Date is the date on which the Company receives at its Home Office:

-    Written request in proper form for surrender and payment in one sum; or

- Written request in proper form for surrender and payment under one of the Payment Options.

     You can also make a partial surrender, but the consent of the Company will be required: if the amount of the partial surrender is less than the Company's published minimum; or if the Contract Loan Balance would exceed the Loan Value of the Contract; or if the remaining Contract Value outside of the Loan Collateral Account would be less than the greater of: 10% of the remaining Contract Value; and the Company's published minimum. A partial surrender will reduce the Contract's share of the sub-accounts and the Fixed Account proportionately, unless you request otherwise. A partial surrender will reduce the Minimum Guaranteed Death Benefit (see Section 8) proportionately to the reduction in Contract Value.

     The following is substituted for the first paragraph of the Maturity Proceeds provision of the Payment of Benefits section:

     The Maturity Proceeds will be equal to: the Contract Value on the Maturity Date; less any Administration Fee; less any State Premium Tax Charge; and less any Contract Loan Balance.

     The following sentence is added to the Death Proceeds provision of the Payment of Benefits section:

     The Death Proceeds will be reduced by the amount of any Contract Loan Balance.

     The following sentence is added to Spousal Continuation in the Continuation provision of the Payment of Benefits section:

     The Contract Value to be continued under the Spousal Continuation will be reduced by any Contract Loan Balance.

                              NEW ENGLAND LIFE INSURANCE COMPANY
                              501 Boylston Street, Boston, Massachusetts

ABCD                          ABCD
President                     Secretary

                                                                 Exhibit 4(vi)
                                                                    NEL-446-98

ROTH INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

     This Endorsement is attached to and made a part of the Annuity Contract (the "Contract") issued by New England Life Insurance Company (the "Company") to qualify the Contract as a Roth Individual Retirement Annuity (IRA) under Section 408A of the Internal Revenue Code (the "Code"), as the same may be amended or supplemented from time to time. All references to Code Sections are to those Sections as they may be amended and/or renumbered from time to time. If any provisions of the Contract conflict with this Endorsement, the provisions of this Endorsement will apply.

[ ]  Check here if this is a Roth Conversion IRA.

ARTICLE I -- OWNERSHIP

     The individual who participates in this Roth IRA (the "Owner") is the Owner of the Contract. The Contract is established for the exclusive benefit of the Owner and his or her Beneficiary. The Owner may exercise all rights under the Contract during his or her lifetime. The Owner's interest in the Contract is nonforfeitable and nontransferable. The Contract may not be sold, assigned, discounted or pledged as collateral or as security for the performance of an obligation or for any other purpose. Separate records will be maintained for the interest of each individual.

ARTICLE II -- DEPOSIT LIMITS

     The Company may accept deposits on behalf of the Owner for a tax year of the Owner. Deposits shall be in cash and shall not be fixed. If the Roth IRA is not designated as a Roth Conversion IRA, then except in the case of a rollover contribution described in Section 408A(e), the Company will accept deposits up to a maximum of $2,000 for any tax year of the Owner. If the Owner also maintains an IRA under Section 408(a) or 408(b) of the Internal Revenue Code, the maximum $2,000 premium to the Owner's Roth IRA under Section 408A is reduced by any contributions or premiums the Owner makes to his or her IRAs under Sections 408(a) and 408(b). The Owner's total annual contributions to all IRAs under Section 408(a), 408(b) and 408A cannot exceed the lesser of $2,000 or 100 percent of the Owner's compensation.

     If this Roth IRA is designated as a Roth Conversion IRA, no deposits other than IRA conversion contributions made during the same tax year will be accepted.

     No contributions will be accepted under either a SIMPLE plan or a SEP plan established by any employer pursuant to Code Sections 408(p) and 408(k) respectively. Transfer or rollover contributions may be made to this Roth IRA from the custodian, trustee or issuer of another Roth IRA and such other types of IRAs and plans as permitted by statute, regulation or other IRS pronouncement.

     Any refund of premiums (other than those attributable to excess deposits) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future premiums or the purchase of additional benefits.

ARTICLE III -- DISTRIBUTION LIMITS

1. The Owner's interest in the Contract is not subject to the required distribution rules of Section 401(a)(9)(A), nor is the Contract subject to the incidental death benefit requirements of Section 401(a).

2. The Owner may elect, in a manner acceptable to the Company, to have the balance in the Contract distributed in one of the following forms:

     a.   a single sum payment;

     b.   equal or substantially equal payments over the life of the owner;

     c. equal or substantially equal payments over the lives of the Owner and his or her designated beneficiary;

     d. equal or substantially equal payments over a specified period that may not be longer than the Owner's life expectancy;

     e. equal or substantially equal payments over a specified period that may not be longer than the joint life and last survivor expectancy of the Owner and his or her designated beneficiary;

     f.   any other increments permitted under the Contract.

3. If the Owner dies before his or her entire interest is distributed to him or her and the Owner's surviving spouse is not the sole beneficiary, the entire remaining interest will, at the election of the Owner or, if the Owner has not so elected, at the election of the beneficiary or beneficiaries, either:

     a. Be distributed by December 31 of the year containing the fifth anniversary of the Owner's death, or

     b. Be distributed over the life expectancy of the designated beneficiary starting no later than December 31 of the year following the year of the Owner's death.

     If distributions do not begin by the date described in b., distribution method a. will apply.

4. In the case of distribution method 3.b. above, to determine the minimum annual payment for each year, divide the Owner's entire interest in the annuity as of the close of business on December 31 of the preceding year by the life expectancy of the designated beneficiary using the attained age of the designated beneficiary as of the beneficiary's birthday in the year distributions are required to commence and subtract 1 for each subsequent year.

5. If the Owner's spouse is the sole beneficiary on the Owner's date of death, he or she may treat the Roth IRA as his or her own Roth IRA and would not be subject to the required minimum distribution rules. The Owner's surviving spouse will also be entitled to such additional beneficiary payment options as are permitted under the law or related regulations.

     All distributions made pursuant to paragraphs 3, 4 and 5 of this Article III shall be made in accordance with the applicable requirements of Section 401(a)(9) of the Code and the regulations thereunder. Unless payments are being made in accordance with the five year rule described above, payments must be made in periodic payments at intervals of no longer than one year. If a beneficiary elects distribution in the form of annuity payments, the payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations. For purposes of distributions beginning after the Owner's death, life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations.

ARTICLE IV -- REPORTING

     The Owner agrees to provide the Company with information necessary for the Company to prepare any report required under the Internal Revenue Code and Regulations including Section 408(i) and 408A(d)(3)(E) and Regulations Sections 1.408-5 and 1.408-6 and under guidance published by the Internal Revenue Service.

     The Company shall furnish annual calendar year reports concerning the status of the annuity.

ARTICLE V -- AMENDMENTS

     Any amendment made for the purpose of complying with provisions of the Code and related regulations may be made without the consent of the Owner. The Owner will be deemed to have consented to any other amendment unless the Owner notifies the Company that he or she does not consent within 30 days from the date the Company mails the amendment to the Owner.

ARTICLE VI -- RESPONSIBILITY OF THE PARTIES

     The Company shall not be responsible for any penalties, taxes, judgments or expenses incurred by the Owner in connection with this IRA and shall have no duty to determine whether any contributions to or distributions from this IRA comply with the Code, regulations or rulings.

                                   NEW ENGLAND LIFE INSURANCE COMPANY
                                   501 Boylston Street, Boston, Massachusetts

ABCD                                   ABCD
President                              Secretary

--------------------------------------------------------------------------------

Endorsement

As of the Date of Issue of this Contract, this Endorsement is added to the Contract.

In order to qualify this Contract as an annuity under the federal income tax laws, if the Owner does not hold the Contract in an individual capacity, the Annuitant will be treated as the Owner for the purposes of the Death of Owner provision.

DEATH OF OWNER

Proof of the death of an Owner must be sent to the Company. If an Owner dies before the Maturity Date, all of the death proceeds must be distributed within 5 years after the death of an Owner or applied to a Payment Option. Payments under the Option: must be payable for the life of the Beneficiary or for a term which is not longer than the life expectancy of the Beneficiary; and must start within one year after the death of an Owner. If the Beneficiary is the surviving spouse, as Joint Owner or primary Beneficiary, the Contract may be continued with the surviving spouse as the new Owner.


QUALIFIED PLANS

If the Contract is used to provide benefits under a Plan or Trust which is qualified under section 401 of the Internal Revenue Code:

1. The qualified Plan or Trust must be the Owner and the Beneficiary; and

2. The entire interest is onforfeitable and nontransferable except that the Owner can make a change of Owner or make an absolute assignment to a plan fiduciary under another qualified Plan or Trust or to the Annuitant when allowed by the terms of the Plan or Trust.

If the Contract is used to provide benefits under a Plan which is qualified under section 457 of the Internal Revenue Code:

1. The Plan or Employer must be the Owner and the Beneficiary; and

2. The entire interest is nonforfeitable and nontransferable except that the Owner can make a change of Owner or make an absolute assignment to a plan fiduciary under another governmental section 457 Plan or to the Annuitant when allowed by the terms of the Plan.

3. In addition to the provisions under Death of Owner, if the Owner dies before the Maturity Date and the beneficiary is not the spouse, the entire interest in the Contract must be distributed during a period not to exceed fifteen years.


                                          NEW ENGLAND LIFE INSURANCE COMPANY
                                          501 Boylston Street, Boston,
                                          Massachusetts

                                            ABCD                 ABCD
                                          President            Secretary

--------------------------------------------------------------------------------

Endorsement: Individual Retirement Annuity

As of the Date of Issue of this Contract, this Endorsement is added to the Contract. In the event of a conflict between this Endorsement and the Contract, the provisions of the Endorsement will control.

In order to qualify this Contract as an Individual Retirement Annuity under
Section 408(b) of the Internal Revenue Code, (the {Code"), the following restrictions apply.

1. The Owner of the Contract is the Annuitant; and the Owner of the Contract CANNOT be changed. The Contract is for the exclusive benefit of the Owner or the named Beneficiary.

2. This Contract is a Flexible Purchase Payment Contract. Except in the case of a rollover contribution (as permitted by Section 402(c), 403(a)(4), 403(b)(8), or 408(d)(3)) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Section 408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed $2,000 for any taxable year.

3. The payment of dividends, if any, will be applied to the purchase of additional benefits before the end of the calendar year following the declaration of dividends under this Contract. Any refund of purchase payments (other than those attributable to excess contributions) will be applied, before the close of the calendar year following the year of the refund, toward the payment of future purchase payments or the purchase of additional benefits.

4. The entire interest of the individual for whose benefit the contract is maintained (Owner) will be distributed or commence to be distributed, no later than the first day of April following the calendar year in which such individual attains age 70 1/2 (required beginning date), over (a) the life of such individual, or the lives of such individual and his or her designated beneficiary, or (b) a period certain not extending beyond the life expectancy of such individual and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q&A F-3 of Section 1.401(a)(9)-1 of the Proposed Income Tax Regulations. All distributions made hereunder shall be made in accordance with the requirements of Section 401(a)(9) of the Code, including the incidental death benefit requirements of Section 401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of Section 1.401(a)(9)-2 of the Proposed Income Tax Regulations. Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. Unless otherwise elected by the individual by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the individual and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the individual attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

--------------------------------------------------------------------------------



5. (a) Distributions beginning before death.
       -------------------------------------
       If the Owner dies after distribution of his or her interest has begun, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the individual's death.

   (b) Distributions beginning after death
       -----------------------------------
       If the Owner dies before distribuon of his or her interest begins, distribuion of the Owner's entire interest shall be completed by December 31 of the calendar year containing the fifth anniversry of the individu's death except to the extent that an election is made to receive distributions in accordance with (1) or (2) below:

       (1) If the Owner's interest is payable to a designated beneficiary, then the entire interest of the Owner may be distributed over the life or over a period certain not greater than the life expectancy of the designated beneficiary commencing on or before December 31 of the calendar year immediately following the calendar year in which the Owner died.

       (2) If the designated beneficiary is the Owner's surviving spouse, the date distributions are required to begin in accordance with (1) above shall not be earlier than the later of (A) December 31 of the calendar year immediately following the calendar year in which the Owner died or (B) December 31 of the calendar year in which the Owner would have attained age 70 1/2.


       (3) If the designated beneficiary is the Owner's surviving spouse, the spouse may treat the contract as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the contract, makes a rollover to or from such contract, or fails to elect any of the above provisions.

       (c) Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Owner's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

       (d) Distributions under this section are considered to have begun if distributions are made on account of the Owner reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under Section 1.401(a)(9) of the Regulations.

6. The entire interest of the Owner is nonforfeitable and nontransferable.

7. The Company will furnish annual calendar year reports concerning the status of this Contract.

8. In order to continue to qualify this Contract under Section 408(b) of the Code, the Company can amend this Endorsement to reflect changes in the provisions of the Code and related regulations by sending an amendment to the Owner.


                                      NEW ENGLAND LIFE INSURANCE COMPANY
                                      501 Boylston Street, Boston, Massachusetts

                                             ABCD               ABCD
                                           President          Secretary